                                                                    EXHIBIT 5(c)

                [LETTERHEAD OF TRENAM, KEMKER, SCHARF, BARKIN,
                     FRYE, O'NEILL & MULLIS APPEARS HERE]

                                                                    Tampa
                                                               November 21, 1995


Circus Circus Enterprises, Inc.
2880 Las Vegas Boulevard, South
Las Vegas, Nevada 89109

     Re:  Circus Circus Employees' Profit
          Sharing and Investment Plan

Gentlemen:

     You have requested our opinion as to whether the Amendment and Restatement of the Circus Circus Employees' Profit Sharing, Investment and Employee Stock Ownership Plan (the "Plan"), adopted by Circus Circus Enterprises, Inc. (the "Company") on November 21, 1995, as set forth in the Tenth Amendment and Restatement of the Circus Circus Employees' Profit Sharing and Investment Plan (the "Restated Plan"), and the Fifth Amendment and Restatement of the Plan's related trust (the "Restated Trust"), have adversely affected the compliance of the Plan and the Trust with Sections 401 and 501 of the Internal Revenue Code of 1986, as amended (the "Code"), and with the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     The Plan and the Trust received a determination letter dated April 28, 1987, from the Internal Revenue Service ("IRS") that the Plan met the requirements of a qualified profit sharing plan under Section 401(a) of the Code and a qualified cash or deferred arrangement under Section 401(k) of the Code, and that the Trust was exempt from federal income taxation pursuant to Section 501(a) of the Code. The Plan and the Trust received second and third determination letters, dated September 14, 1993 and May 23, 1995, respectively from the IRS, that the Plan met the requirements of a qualified profit sharing plan under Section 401(a) of the Code, a qualified cash or deferred arrangement under Section 401(k) of the Code, and a qualified employee stock ownership plan under Section 4975(e)(7) of the Code, and that the Trust was exempt from federal income taxation pursuant to Section 501(a) of the Code. The most recent favorable determination letter was conditioned upon the adoption of an additional amendment on or before August 21, 1995. The required additional amendment was in fact adopted on July 12, 1995.

Circus Circus Enterprises, Inc.
November 21, 1995
Page 2


     In connection with the rendering of this opinion, we have examined the Plan and all amendments thereto, the Trust (of which Bank of America is the current trustee) and all amendments thereto, the Restated Plan and the Restated Trust. We have also examined such corporate records of the Company as we consider necessary for the purpose of this opinion. As to various questions of fact material to the opinions expressed below, we have relied, without independent investigation, on oral or written statements, letters or certificates of public officials or officers of the Company. With respect to such factual matters upon which legal conclusions expressed below are based, we have not undertaken any independent audit, examination, investigation or inspection of the matters described or contained in such statements, letters, or certificates, and have relied solely upon the facts and circumstances described therein. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures not actually witnessed by us, the legal capacity of all natural persons executing instruments or documents examined or relied upon by us (whether on their own behalf or on behalf of an entity), and the completeness and conformity to original documents of all documents submitted to us as certified, conformed, photo static, telecopied or draft copies.

     To date, only certain final regulations have been issued by the U.S. Treasury and Department of Labor with respect to the requirements of the Code and ERISA. Accordingly, our opinion concerning compliance of the Plan with the Code and ERISA is necessarily based on our present understanding of the applicable requirements of the Code and ERISA. In addition, this letter relates only to the Plan's tax status under Sections 401 and 501 of the Code and its status under ERISA, and further relates to the Plan's provisions as specifically set forth in writing, and not to its operation. Furthermore, this opinion is given as of the date hereof. We undertake no obligation, and hereby specifically disclaim any obligation, to advise of any change in any matter set forth herein.

     Based on the foregoing reviews, understandings and assumptions, and subject to the exceptions and limitations described above, we are of the opinion that:

     1. The adoption of the Restated Plan and the Restated Trust did not cause the Plan to fail to be in substantial compliance with the requirements of Sections 401(a), 401(k) and 4975(e)(7) of the Code so long as any further amendments requested by the IRS are adopted within 90 days after the issuance of any determination letter that is conditioned upon timely adoption of such amendments; and the IRS, without requir ing material amendments thereto, should issue a favorable determination letter with respect to the Restated Plan and the Restated Trust; and

     2. The Restated Plan and the Restated Trust substantially comply with the applicable portions of ERISA that did not amend the Code, and the adoption of the Restated Plan and the Restated Trust does not cause the Plan or the Trust to fail to be in compliance with such provisions.

Circus Circus Enterprises, Inc.
November 21, 1995
Page 3

     We hereby consent to the use of this opinion as an Exhibit to the Company's Registration Statement No. 33-18278 on Form S-8 and to the reference to us under the caption "Legal Opinions" in the Prospectus, and any amendments thereto, filed in connection with the Plan. In giving this consent, we do not hereby admit that we come within a category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                                       Sincerely,

                                       TRENAM, KEMKER, SCHARF, BARKIN,
                                       FRYE, O'NEILL & MULLIS


                                       By: /s/ Roberta Casper Watson
                                          ----------------------------
                                        Roberta Casper Watson
RCW/RCM/jsh

cc:  Wolf, Block, Schorr and Solis-Cohen